UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-12
AQUILA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

This filing consists of an article published in Aquila, Inc.’s internal NewsBriefs on March 28, 2007.

Transition Team Update from Mike Chesser

The following is being distributed on behalf of Michael Chesser, Chairman and Chief Executive Officer of Great Plains Energy:

Good morning.

I want to again warmly welcome the employees of Aquila as we embark on a journey to create a leading energy provider.  Our goal is to fuse our two companies into one strong regional utility that provides superior service, reliability, environmental benefits and builds value for employees and investors.  KCP&L is committed to improving our communities’ total living environment, and joining with Aquila will help us achieve this goal.

A group from the KCP&L management team and I have met with many Aquila employees in the past ten days, and we will expand our outreach efforts to the Aquila family by conducting additional site visits on March 29th and 30th.  We have been very impressed with the quality of the Aquila people and facilities, and we look forward to meeting the rest of the team.

Over the past few weeks, we have been extremely busy. In addition to announcing the deal, Senior Management of both companies has been actively developing the integration planning effort and communicating the deal to employees, investors, and the wider community in which we operate.  We also have assembled a team of leaders from GPE and Aquila to plan the integration, and we have developed a six-step timeline that will take us from deal announcement to deal close:

We have just completed the first phase of the process.  All transition teams have been launched and each team has developed a charter that spells out its key issues and opportunities.  The teams have also identified key milestones and created go-forward work plans.  We are now entering the second phase, “Develop common understanding.”  In this phase, the teams will determine the requirements that must be in place on Day 1 (deal close) and Day S (steady state, assumed to be 12 months after deal close), to ensure successful operation of the businesses, a clear path to top tier operational excellence and identification / capture of the projected synergy value.

We want the employees of both companies to know how the transition is progressing, so we will update you regularly on current progress through a combination of email, video, a monthly newsletter and Town

Hall meetings.  You can look forward to these monthly newsletters with our first edition distributed in the first week of April.

We will proactively keep you informed as we progress through the integration planning and deal approval process.  To encourage your participation, we will be providing the means for you to provide feedback and ask questions.  So when you have a question, you get an answer.

I look forward to working closely with the Integration Planning team and the wider employee base of Aquila and GPE.  We're on track - and on our way - to building a great regional utility.

Regards,

Mike Chesser

Chairman, CEO

Great Plains Energy

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Additional Information And Where To Find It

In connection with the merger of Aquila with a subsidiary of Great Plains Energy, Great Plains intends to file with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials.  The final joint proxy statement/prospectus will be mailed to the stockholders of Great Plains and Aquila.  INVESTORS AND SECURITY HOLDERS OF GREAT PLAINS AND AQUILA ARE URGED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS, AQUILA AND THE MERGER.  The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Great Plains or Aquila with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Great Plains by directing a request to: Great Plains Energy, 1201 Walnut, Kansas City, MO 64106, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents that we file with the SEC by contacting us at: Aquila, 20 West Ninth Street, Kansas City, MO 64105, Attn: Investor Relations.

Participants In Proxy Solicitation

Great Plains, Aquila and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Information about the executive officers and directors of Great Plains and their ownership of Great Plains common stock is set forth in Great Plains’ Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on February 27, 2007, and the proxy statement for Great Plains’ 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2007. Information regarding Aquila’s directors and executive officers and their ownership of Aquila common stock is set forth in Aquila’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and the proxy statement for Aquila’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 21, 2007.  Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Great Plains, Aquila and their respective executive officers and directors in the proposed transaction by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.